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                                 EXHIBIT 4.9.4





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                                PLEDGE AGREEMENT



                    This PLEDGE AGREEMENT ("Agreement"), dated as of August 10, 1995, is made by ARLEN AUTOMOTIVE, INC., a Delaware corporation ("Grantor"), in favor of SUMITOMO BANK OF CALIFORNIA ("Secured Party"), with reference to the following facts:


                                    RECITALS

                    A. Pursuant to a Commercial Loan Agreement of even date herewith, by and among Grantor, Grant Products, Inc., a Delaware corporation ("Grant"), and G.T. Styling, Inc., a California corporation ("G.T.") (each a "Borrower" and, collectively, "Borrowers") and Secured Party (as the same may from time to time be supplemented, modified, amended, replaced or supplemented the "Loan Agreement") and the related documents, Secured Party has agreed to extend credit facilities to Borrowers. Borrowers will borrow up to ELEVEN MILLION FIVE HUNDRED FIFTY THOUSAND DOLLARS ($11,550,000), as evidenced by the Revolving Line Note, the Non-Revolving Line Note and the Term Note and other agreements executed by Borrowers in favor of Bank. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

                    B. Grantor is the owner of 100% of the issued and outstanding capital stock of Grant and G.T.

                    C. As a condition to the extension of credit to Borrowers by Secured Party and to induce Secured Party to continue to extend credit to Borrowers, Grantor has agreed to the terms and conditions contained herein and to allow certain collateral to be used as security for the payment and performance of certain obligations of Borrowers to Secured Party.


                                   AGREEMENT

                    NOW, THEREFORE, in order to induce Secured Party to extend credit facilities to Borrowers under the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which hereby is acknowledged, Grantor hereby represents, warrants, covenants, agrees, and pledges as follows:

            1. Definitions. Terms defined in the Loan Agreement and not otherwise defined in this Agreement shall have the meanings given those terms in the Loan Agreement as though set forth





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herein in full.  The following terms shall have the meanings respectively set forth after each:

                    "Agreement" means this Pledge Agreement and any extensions, modifications, renewals, restatements, supplements or amendments thereof.

                    "Certificates" means and includes all certificates,
            instruments or other documents now or hereafter representing or evidencing any Pledged Securities.

                    "Grantor" means Arlen Automotive, Inc., a Delaware
            corporation.

                    "Obligations" means and includes all loans, advances,
            debts, liabilities, obligations or any other financial accommodations, howsoever arising, owing by Borrowers to Secured Party of every kind and description (whether or not evidenced by a note or other instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of the Loan Agreement and all documents executed in connection therewith, including, without limitation, all interest, fees, charges, expenses, reasonable attorneys' fees and accountants' fees chargeable to Borrowers or incurred by Secured Party in connection with its dealings with Borrowers.

                    "Person" means and includes any natural person,
            corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

                    "Pledged Collateral" means (i) the Pledged Securities and
            the Certificates representing or evidencing same, (ii) any other property of Grantor from time to time delivered to Secured Party pursuant to a writing which designates the same as "Pledged Collateral" under this Agreement and (iii) any and all proceeds and products of any of the foregoing, and any and all collections, dividends (whether in cash, stock or otherwise), distributions, redemption payments or liquidation payments with respect to any of the foregoing.

                    "Pledged Securities" means (i) any and all shares of
            capital stock owned or hereafter acquired by Grantor in Grant and G.T. (the "Pledged Companies"), (ii) any and all securities now or hereafter issued in substitution, exchange or replacement therefor, or with respect thereto, (iii) any and all warrants, options or other rights to subscribe to or acquire any additional capital stock of





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            the Pledged Companies owned by Grantor, and (iv) any and all additional capital stock of the Pledged Companies owned by Grantor.

            2.      Creation of Security Interest.

                    2.1 Pledge of Pledged Collateral. Grantor hereby pledges to Secured Party and grants to Secured Party a security interest in and to all Pledged Collateral for the benefit of Secured Party, together with all products, proceeds, dividends, redemption payments, liquidation payments, cash, instruments and other property, and any and all rights, titles, interests, privileges, benefits and preferences appertaining or incidental to the Pledged Collateral, provided, however, that the pledge of the stock of Grant shall not take effect until the release of the lien of Bank Leumi Trust Company of New York in said stock, pursuant to the Subordination Agreement required under
Section 5.1(n) of the Loan Agreement. The security interest and pledge created by this Section 2.1 shall continue in effect so long as any Obligations are owed to Secured Party or any commitment to extend credit to Grantor remains outstanding from Secured Party.

                    2.2 Delivery of Certain Pledged Collateral. On or before the execution hereof, Grantor shall cause to be pledged and delivered to Secured Party the Certificates evidencing One Hundred percent (100%) of the capital stock of the Pledged Companies. At any time after the date hereof, additional Pledged Collateral may from time to time be delivered to Secured Party by agreement between Secured Party and Grantor. All Certificates at any time delivered to Secured Party shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party. Secured Party shall hold all Certificates pledged hereunder pursuant to this Agreement unless and until released in accordance with Section 2.3 of this Agreement.

                    2.3 Release of Pledged Collateral. Pledged Collateral that is required to be released from the pledge and security interest created by this Agreement in order to permit Grantor to consummate any disposition of stock or assets, merger, consolidation, amalgamation, investment, acquisition, dividend or distribution that does not violate the terms of the Loan Agreement, if any, shall be so released by Secured Party at such times and to the extent necessary to permit Grantor to consummate such permitted transactions promptly following Secured Party's receipt of written request therefor by Grantor and the Pledged Companies specifying the purpose for which release is requested and such further certificates or other documents as Secured Party reasonably shall request in its discretion to confirm that Grantor is permitted to consummate





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such permitted transaction and to confirm Secured Party's replacement lien on appropriate collateral.

            3. Security for Obligations. This Agreement and the pledge and security interests granted herein secure the prompt payment, in full in cash, and full performance of, all Obligations, whether for principal, interest, fees, expenses or otherwise, including, without limitation, all Obligations of Grantor now or hereafter existing under this Agreement, and all interest that accrues on all or any part of any of the Obligations after the filing of any petition or pleading against Grantor, any one of the Borrowers, the Pledged Companies or any other Person for a proceeding under any bankruptcy or debtor relief law.

            4. Covenants. In accordance with the terms of the Loan Agreement, Grantor hereby agrees that Grantor shall not, without Secured Party's prior written consent, transfer all or any portion or its ownership interest in the Pledged Companies to any Person other than Secured Party.

            5. Further Assurances. Grantor agrees that at any time, and from time to time, at its own expense Grantor will promptly execute, deliver and file or record all further financing statements, instruments and documents, and will take all fur-ther actions, including, without limitation, causing the Pledged Companies to so execute, deliver, file or take other actions, that may be necessary or desirable, or that Secured Party reasonably may request, in order to perfect and protect any pledge or security interest granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral and to preserve, protect and maintain the Pledged Collateral and the value thereof, including, without limitation, payment of all taxes, assessments and other charges imposed on or relating to the Pledged Collateral. Grantor hereby consents and agrees that the issuers of, or obligors on, the Pledged Collateral, or any registrar or transfer agent or trustee for any of the Pledged Collateral, shall be entitled to accept the provisions of this Agreement as conclusive evidence of the right of Secured Party to effect any transfer or exercise any right hereunder, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by Grantor or any other Person to such issuers or such obligors or to any such registrar or transfer agent or trustee.





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            6.      Voting Rights; Dividends; etc.  So long as no Event of
Default under the Loan Agreement occurs and remains continuing:

                    6.1 Voting Rights. Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Securities, or any part thereof, for any purpose not prohibited by the terms of this Agreement, the Loan Agreement, or the other documents executed in connection therewith; provided, however, that Grantor shall not exercise, or shall refrain from exercising, any such right if it would result in an Event of Default.

                    6.2 Dividend and Distribution Rights. Grantor shall be entitled to receive and to retain and use any and all dividends or distributions paid in respect of the Pledged Securities; provided, however, that any and all such dividends or distributions received in the form of capital stock shall be, and the Certificates representing such capital stock forthwith shall be delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Grantor, be received in trust for the benefit of Secured Party, be segregated from the other property of Grantor, and forthwith be delivered to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

            7. Rights During Event of Default. When an Event of Default has occurred and is continuing:

                    7.1 Voting, Dividend, and Distribution Rights. At the option of Secured Party, all rights of Grantor to exercise the voting and other consensual rights which Grantor would otherwise be entitled to exercise pursuant to Section 6.1 above, and to receive the dividends and distributions which it would otherwise be authorized to receive and retain pursuant to
Section 6.2 above, shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and to hold as Pledged Collateral such dividends and distributions. Secured Party shall give notice to Grantor of its election to exercise voting rights with respect to the Pledged Collateral; provided, however, that (i) neither the giving of such notice nor the receipt thereof by Grantor shall be a condition to exercise of any rights of Secured Party hereunder, and (ii) Secured Party shall incur no liability for failing to give such notice.

                    7.2 Dividends and Distributions Held in Trust. All dividends and other distributions which are received by Grantor contrary to the provisions of this Agreement shall be received in trust for the benefit of Secured Party, shall be segregated





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from other funds of Grantor, and forthwith shall be paid over to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsements).

                    7.3 Irrevocable Proxy. Grantor hereby revokes all previous proxies with regard to the Pledged Securities and appoints Secured Party as its proxyholder to attend and vote at any and all meetings of the shareholders of the corporations which issued the Pledged Securities, and any adjournments thereof, held on or after the date of the giving of this proxy and prior to the termination of this proxy and to execute any and all written consents of shareholders of such corporations executed on or after the date of the giving of this proxy and prior to the termination of this proxy, with the same effect as if Grantor had personally attended the meetings or had personally voted its shares or had personally signed the written consents; provided, however, that the proxyholder shall have rights hereunder only upon the occurrence and during the continuance of an Event of Default under the Loan Agreement and only when so elected by Secured Party. Grantor hereby authorizes Secured Party to substitute another person as the proxyholder and, upon the occurrence or during the continuance of any Event of Default, hereby authorizes and directs the proxyholder to file this proxy and the substitution instrument with the secretary of the appropriate corporation. This proxy is coupled with an interest and is irrevocable until such time as no commitment to extend credit to Grantor remains outstanding from Secured Party and until such time as all Obligations have been paid and performed in full.

            8. Transfers and Other Liens. Grantor agrees that, except as specifically permitted under the Loan Agreement or the other documents executed in connection therewith, Grantor will not (i) sell, assign, exchange, transfer or otherwise dispose of, or contract to sell, assign, exchange, transfer or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, (ii) create or permit to exist any lien upon or with respect to any of the Pledged Collateral, except for liens in favor of Secured Party, or (iii) take any action with respect to the Pledged Collateral which is prohibited by the provisions or purposes of this Agreement or the Loan Agreement.

            9. Secured Party Appointed Attorney-in-Fact. Grantor hereby irrevocably appoints Secured Party as Grantor's attorney-in-fact, with full authority in the place and stead of Grantor, and in the name of Grantor, or otherwise, from time to time, in Secured Party's sole and absolute discretion to do any of the following acts or things: (a) to do all acts and things and to execute all documents necessary or advisable to perfect and continue perfected the security interests created by this Agreement and to preserve, maintain and protect the Pledged





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Collateral; (b) to do any and every act which Grantor is obligated to do under this Agreement; (c) to prepare, sign, file and record, in Grantor's name, any financing statement covering the Pledged Collateral; and (d) to endorse and transfer the Pledged Collateral upon foreclosure by Secured Party; provided, however, that Secured Party shall be under no obligation whatsoever to take any of the foregoing actions, and Secured Party shall have no liability or responsibility for any act (other than Secured Party's own gross negligence or willful misconduct) or omission taken with respect thereto. Grantor hereby agrees to repay immediately upon demand all reasonable costs and expenses incurred or expended by Secured Party in exercising any right or taking any action under this Agreement, together with interest as provided for in the Loan Agreement.

            10. Secured Party May Perform Obligations: If Grantor fails to perform any Obligation contained herein, Secured Party may, but without any obligation to do so and without notice to or demand upon Grantor, perform the same and take such other action as Secured Party may deem necessary or desirable to protect the Pledged Collateral or Secured Party's security interests therein, Secured Party being hereby authorized (without limiting the general nature of the authority hereinabove conferred) to pay, purchase, contest and compromise any lien which in the reasonable judgment of Secured Party appears to be prior or superior to Secured Party's security interests, and in exercising any such powers and authority to pay necessary expense, employ counsel and pay reasonable attorneys' fees. Grantor hereby agrees to repay immediately upon demand all sums so expended by Secured Party, together with interest from the date of expenditure at the rates provided for in the Loan Agreement. Secured Party shall not be under any duty or obligation to (i) preserve, maintain or protect the Pledged Collateral or any of any Grantor's rights or interest therein, (ii) exercise any voting rights with respect to the Pledged Collateral, whether or not an Event of Default has occurred or is continuing, or (iii) make or give any notices of default, presentments, demands for performance, notices of nonperformance or dishonor, protests, notices of protest or notice of any other nature whatsoever in connection with the Pledged Collateral on behalf of Grantor or any other Person having any interest therein; and Secured Party does not assume and shall not be obligated to perform the obligations of Grantor, if any, with respect to the Pledged Collateral.

            11. Reasonable Care. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially similar to that which Secured Party accords its own property, it being under-stood that Secured Party shall not have any responsibility for (i) ascertaining or taking action with respect to calls, con-





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versions, exchanges, maturities, tenders or other matters relative to any
Pledged Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any Person with respect to any Pledged Collateral.

            12.     Events of Default and Remedies.

                    12.1 Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default, Grantor shall be in default hereunder and Secured Party shall have in any jurisdiction where enforcement is sought, in addition to all other rights and remedies that Secured Party may have under this Agreement and under applicable law or in equity, all of its rights and remedies as a secured party under the Uniform Commercial Code as enacted in any such jurisdiction, and in addition the following rights and remedies, all of which may be exercised with or without further notice to
Grantor:

                             (a)     to notify any issuer of any Pledged
Securities, and any and all other obligors on any Pledged Collateral, that the same has been pledged to Secured Party and that all dividends and other payments thereon are to be made directly and exclusively to Secured Party; to renew, extend, modify, amend, accelerate, accept partial payments on, make allowances and adjustments and issue credits with respect to, release, settle, compromise, compound, collect or otherwise liquidate, on terms acceptable to Secured Party, in whole or in part, the Pledged Collateral and any amounts owing thereon or any guaranty or security therefor; to enter into any other agreement relating to or affecting the Pledged Collateral; and to give all consents, waivers and ratifications with respect to the Pledged Collateral and exercise all other rights (including voting rights), powers and remedies and otherwise act with respect thereto as if Secured Party were the owner thereof;

                             (b)     to enforce payment and prosecute any
action or proceeding with respect to any and all of the Pledged Collateral and take or bring, in Secured Parties' names or in the name of Grantor, all steps, actions, suits or proceedings deemed by Secured Party necessary or desirable to effect collection of or to realize upon the Pledged Collateral;

                             (c)     in accordance with applicable law, to take
possession of the Pledged Collateral with or without judicial process;

                             (d)     to endorse, in the name of Grantor, all
checks, notes, drafts, money orders, instruments and other evidences of payment relating to the Pledged Collateral;





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                             (e)     to transfer any or all of the Pledged
Collateral into the name of Secured Party or its nominee or nominees; and

                             (f)     in accordance with applicable law, to
foreclose the liens and security interests created under this Agreement or under any other agreement relating to the Pledged Collateral by any available judicial procedure or without judicial process, and to sell, assign or otherwise dispose of the Pledged Collateral or any part thereof, either at public or private sale or at any broker's board or securities exchange, in lots or in bulk, for cash, on credit or on future delivery, or otherwise, with or without representations or warranties, and upon such terms as shall be acceptable to Secured Party; all at the sole option of and in the sole discretion of Secured Party.

                    12.2 Notice of Sale. Secured Party shall give Grantor at least five (5) days' written notice of sale of all or any part of the Pledged Collateral. Any sale of the Pledged Collateral shall be held at such time or times and at such place or places as Secured Party may determine in the exercise of its sole and absolute discretion. Secured Party may bid (which bid may be, in whole or in part, in the form of cancellation of Obligations) for and purchase for the account of Secured Party or any nominee of Secured Party the whole or any part of the Pledged Collateral. Secured Party shall not be obligated to make any sale of the Pledged Collateral if it shall determine not to do so regardless of the fact that notice of sale of the Pledged Collateral may have been given. Secured Party may, without notice or publication, adjourn the sale from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

                    12.3 Private Sales. Whether or not any of the Pledged Collateral has been effectively registered under the Securities Act of 1933 or other applicable laws, Secured Party may, in its sole and absolute discretion, sell all or any part of the Pledged Collateral at private sale in such manner and under such circumstances as Secured Party may deem necessary or advisable in order that the sale may be lawfully conducted. Without limiting the foregoing, Secured Party may (i) approach and negotiate with a limited number of potential purchasers, and (ii) restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or resale thereof. In the event that any of the Pledged Collateral is sold at private sale, Grantor agrees that if the Pledged Collateral is sold for a price which Secured Party in good faith believes to be reasonable, then (A) the sale shall be deemed to be commercially





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reasonable in all respects, (B) Grantor shall not be entitled to a credit against the Obligations in an amount in excess of the purchase price, and (C) Secured Party shall not incur any liability or responsibility to Grantor in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. Grantor recognizes that a ready market may not exist for Pledged Collateral which is not regularly traded on a recognized securities exchange, and that a sale by the Secured Party of any such Pledged Collateral for an amount substantially less than a pro rata share of the fair market value of the issuer's assets minus liabilities may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell a large amount of Pledged Collateral or Pledged Collateral that is privately traded.

                    12.4 Title of Purchasers. Upon consummation of any sale of Pledged Collateral pursuant to this Section 12, Secured Party shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the Pledged Collateral sold absolutely free from any claim or right on the part of Grantor, and Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. If the sale of all or any part of the Pledged Collateral is made on credit or for future delivery, Secured Party shall not be required to apply any portion of the sale price to the Obligations until such amount actually is received by Secured Party, and any Pledged Collateral so sold may be retained by Secured Party until the sale price is paid in full by the purchaser or purchasers thereof. Secured Party shall not incur any liability in case any such purchaser or purchasers shall fail to pay for the Pledged Collateral so sold, and, in case of any such failure, the Pledged Collateral may be sold again upon like notice.

                    12.5 Disposition of Proceeds of Sale. The net cash proceeds resulting from the collection, liquidation, sale or other disposition of the Pledged Collateral shall be applied, first, to the reasonable costs and expenses (including reasonable attorneys fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting and liquidating the Pledged Collateral, and the like; second, to the satisfaction of all Obligations, with application as to any particular Obligations to be in the order set forth in the Loan Agreement or other documents executed in connection therewith; and, third, to all other indebtedness secured hereby in such order and manner as Secured Party in its sole and absolute discretion may determine.





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            13.     Covenant Not to Issue Uncertificated Securities.  Grantor
represents and warrants to Secured Party that all of the capital stock of the Pledged Companies is in certificated form (as contemplated by Division 8 of the California Commercial Code), and covenants to Secured Party that Grantor will use its best efforts to prevent the Pledged Companies from issuing any capital stock in uncertificated form or seeking to convert all or any part of its existing capital stock into uncertificated form (as contemplated by Division 8 of the California Commercial Code).

            14. Covenant Not to Dilute Interests of Secured Party in Pledged Securities. Grantor represents, warrants and covenants to Secured Party that Grantor will not at any time vote to authorize the Pledged Companies to issue any additional capital stock, or any warrants, options or other rights to acquire any additional capital stock, if the effect thereof would be to dilute in any way the interests of Secured Party in any Pledged Securities or any corporation whose securities constitute Pledged Securities.

            15. Attorneys Fees. Grantor agrees to pay to Secured Party all costs and expenses (including without limitation reasonable attorneys' fees and disbursements, including the allocated costs of in-house counsel) incurred by Secured Party in the enforcement of this Agreement with regard to the Collateral owned by it, whether or not an action is filed in connection therewith, and in connection with any waiver or amendment of any term or provision hereof. All advances, charges, costs and expenses, including reasonable attorneys' fees, incurred or paid by Secured Party in exercising any right, power or remedy conferred by this Agreement (including without limitation the right to perform any Obligation of Grantor under the loan documents), or in the enforcement thereof, shall be secured hereby and shall become a part of the Obligations and shall be paid to Secured Party by Grantor, immediately upon demand, together with interest thereon at the rate(s) provided for under the Loan Agreement.

            16. Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of California.





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            17.     Successors and Assigns of Secured Party.  This Agreement
shall inure to the benefit of the successors and assigns of Secured Party.

                    IN WITNESS WHEREOF, Grantor has caused this Agreement to be duly executed as of the date first above written.

                                        "Grantor"

                                        ARLEN AUTOMOTIVE, INC.,
                                        a Delaware corporation



                                        By: Allan J. Marrus
                                            ---------------
                                            Allan J. Marrus
                                            President


                                        By: /s/ Stephen B. Delman
                                            ---------------------
                                            Stephen B. Delman
                                            Assistant Secretary





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